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                                                         EXHIBIT 99.1

                            [LOGO]

Contact: Pat Martin
(901) 537-3654
Release #HET 01-99-0128

                 HARRAH'S ENTERTAINMENT TO ISSUE SENIOR NOTES

     Memphis, TN, January 13, 1999 -- Harrah's Entertainment, Inc. (NYSE:HET) has agreed to sell $500 million of 7.5% Senior Notes due 2009 at a price to public of 99.573%. Subject to customary conditions, the transaction is expected to close Wednesday, January 20, 1999. Proceeds from the sale of the notes will be used to reduce outstanding indebtedness under the Company's $1.5 billion credit facility.

     Morgan Stanley Dean Witter, BancBoston Robertson Stephens, Bear, Stearns & Co. Inc., Credit Suisse First Boston, Donaldson, Lufkin & Jenrette, Lehman Brothers, Merrill Lynch & Co., and Prudential Securities Incorporated are managing the offering. This announcement is neither an offer to sell nor a solicitation of an offer to buy such securities. Copies of the final prospectus relating to the offering may be obtained after closing from Harrah's Entertainment, Inc., 1023 Cherry Road, Memphis, Tennessee 38117, 901-762-8600.

     Harrah's Entertainment, Inc. is the most recognized and respected name in the casino entertainment industry. Founded more than 60 years ago, Harrah's Entertainment now operates 18 casinos nationwide under the Harrah's, Showboat and Rio brands, and Star City casino in Sydney, Australia. Harrah's Entertainment is focused on building loyalty and brand value with its targeted customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

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